Exhibit 16.1

January 4, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: University General Health System, Inc.

We have read the statements that University General Health System, Inc. included under Item 4.01 of the Form 8-K report it filed with the Commission on January 4, 2013 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Moss, Krusick & Associates, LLC